Exhibit 11.1

Corporate Governance

CODE OF BUSINESS CONDUCT AND ETHICS OF

CHINA ADVANCED CONSTRUCTION MATERIALS, INC.

INTRODUCTION

A.	Scope

This Code of Business Conduct and Ethics applies to all China Advanced Construction Material, Inc.’s directors, officers, and employees as well as to directors, officers  and employees of each subsidiary of China Advanced Construction Materials, Inc.  Such directors, officers and employees are referred to herein collectively as the “Covered Parties.” China Advanced Construction Materials, Inc. and its subsidiaries are referred to herein collectively as the “Company.”

B.	Purpose

The Company  has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions. To this end, this Code of Business Conduct and Ethics serves to (1) emphasize the Company’s commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.

Given the variety and complexity of ethical questions that may arise in the Company’s course of business, this Code of Business Conduct and Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, the Covered Parties should remember the Company’s commitment to the highest ethical standards and seek advice from supervisors, managers or other appropriate personnel to ensure that all actions they take on behalf of the Company honor this commitment.

If anyone believes that any employee of the Company has engaged in a fraudulent act or in some other way has engaged in illegal or other activity prohibited by the Code, they should contact either the General Counsel or the Chairman of the Audit Committee of the Board of Directors. To the fullest extent possible, the identity of the person reporting any such suspected activity shall be kept confidential. It is the Company’s policy to protect any employee’s reporting actual or apparent fraudulent, illegal or other activity that may violate the Code against retaliation. However, employees knowingly or recklessly provided false information may be subject to disciplinary action, up to and including dismissal. Employees who are found to have participated in fraudulent, illegal or other activity that violates the Code shall be subject to disciplinary action, up to and including dismissal. The Procedures for Filing Complaints also includes a procedure established by the Audit Committee whereby complaints relating to concerns about questionable accounting or auditing matters may be brought to the attention of the Audit Committee on a confidential, anonymous basis.

The Code has been adopted by the Board of Directors and any exceptions to the policies set forth herein must be requested in writing addressed to the Corporate Governance and Nominating Committee of the Board of Directors and delivered to the General Counsel. No exception shall be effective unless approved by the Corporate Governance and Nominating Committee or, for requests from non-executive officers, the Chief Executive Officer of the Company. The Chief Executive Officer shall refer any transactions that he believes involve a significant request for an exemption to the Chairman of the Corporate Governance and Nominating Committee for action by that Committee.

SECTION I

BUSINESS CONDUCT

A.	Policy Statement on Business Conduct

The Company’s objective in the conduct of its business is to provide quality products and services to its customers and a fair return to our shareholders. In the conduct of our business, we must always be in compliance with laws and regulations applicable to our business, including, where appropriate, the United States Securities and Exchange Commission and other international jurisdictions where we operate. In addition to the policies in the Code, other important policies are set forth in the CADC Employee Handbook and in the policies adopted by various divisions and departments.

B.	Required Conduct

The Company expects all Covered Parties to comply not only with the letter, but also the spirit, of all applicable laws. Senior management of the Company must be informed immediately of any matters coming to your attention which could adversely affect the reputation of the Company, including inquiries and informal or formal investigations by governmental or self-regulatory authorities. The Company requires that its Covered Parties be candid and cooperate fully with its internal and external auditors and attorneys. Failure to cooperate with an internal investigation or one being conducted by governmental or self regulatory authorities may be the grounds for disciplinary action, up to and including dismissal.

C	Books and Records; Internal Controls; Fair Disclosure

The Company has established internal controls that must be followed in order to provide reasonable assurances that the Company may accurately and fairly record and disclose all transactions involving the Company, including the disposition of its assets and liabilities, and the prompt disclosure to our shareholders of information that is required to be disclosed by the rules and policies of the Securities & Exchange Commission and other regulators. Transactions must be properly authorized and recorded on a timely basis in order to permit preparation of financial statements that fairly present the financial condition of the Company and to maintain accountability for the Company’s assets. Our objective is to produce understandable, clear disclosures about the activities of the Company to our shareholders on a timely basis.

D	Use of Company Funds or Property

D.1.	Policy

The Company’s policy is to require each employee to account for the use of funds and property belonging to the Company, to prohibit the personal use of such funds or property and to prohibit questionable or unethical disposition of Company funds or property.

D.2.	Guidelines

D.2.a.    Personal Use of Company or Customer Property. No employee shall appropriate or permit any other employee to appropriate for his or her personal use any funds or property belonging to the Company. Misappropriation of funds or property is theft and, in addition to subjecting an employee to possible regulatory and criminal penalties, may result in the employee’s dismissal.

D.2.b.    Improper Expenditures. No payment by or on behalf of the Company shall be approved or made if any part of the payment is to be used for any purpose other than that described in the documents supporting the payment. Records shall be maintained which in reasonable detail accurately and fairly reflect the transactions they describe and the disposition of any assets of the Company.

D.2.c.   Software.No employee shall illegally reproduce software. Employees of the Company who make, acquire or use unauthorized copies of computer software are subject to civil and criminal penalties and possible dismissal.

E	Conflicts of lnterest and Corporate Opportunities

E.1.	Policy

It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor which is common to all conflicts of interest is the possibility that an employee’s actions or decisions will be affected by an actual or potential divergence between his or her personal interests and those of the Company. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Company and irrespective of the motivations of the employee involved.

Employees must avoid other employment or business activities, including personal investments, which interfere with their duties to the Company, divide their loyalty or create, or appear to create, a conflict of interest. Each employee should promptly report any situation or transaction involving an actual or potential conflict of interest to his or her supervisor or the General Counsel. No such transaction may be entered into without the prior written approval of the Company. The Company’s determination as to whether a conflict exists or is harmful shall be conclusive.

E.2.	Guidelines

E.2.a.   lnterest in Competitors, Customers or Suppliers. No Covered Parties or their immediate family shall serve as a director of, or have a substantial interest in or business relationship with, a competitor, customer or supplier of the Company, which could create a divided loyalty or the appearance of one. For purposes of this section, ownership of a “substantial interest” shall not be deemed to include an investment representing one percent or less of any class of securities of a publicly-traded corporation, provided that the value of the investment does not represent more than 20% of the net worth of the employee or family member.

E.2.b.   Fair Dealing.  Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers, and colleagues. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered or accepted by a Covered Party or any family member of a Covered Party unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe or payoff and (4) does not violate any laws or regulations. The offer or acceptance of cash gifts by any Covered Party is prohibited. Covered Parties should discuss with their supervisors, managers or other appropriate personnel any gifts or proposed gifts which they think may be inappropriate.

E.2.c.   lnterest in Transactions. No employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company. Any person who has the opportunity to invest or to otherwise participate in such a transaction shall prepare a memorandum describing the proposed transaction which shall be submitted to the General Counsel or his designee. A copy of the memorandum will be provided to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors, or any other member designated by the Committee, if the request is from an executive officer of the Company, or, if for anyone else, to the Executive Committee of CADC GROUP, INC. for consideration and action by that committee. A written notice shall be provided to the requesting person of the action taken by the relevant committee. A quarterly report of all such actions taken by the Executive Committee shall be provided to the Corporate Governance and Nominating Committee.

E.2.d.    Other Employment. No employee shall be employed by or accept remuneration from, or perform any services for, any competitor or supplier of the Company, except as specifically authorized by the Company. In addition, no employee should have any supplementary employment that might cause embarrassment to or jeopardize the interest of the Company, interfere with its operations or adversely affect the productivity of other employees. No employee may be employed by, or accept compensation from, any other person or entity pursuant to any business activity outside the scope of his or her relationship with the Company unless the employee has received prior written approval from the Company. For those employees who work for registered broker-dealer subsidiaries of the Company, additional procedures for notice and approval are contained in the applicable compliance manual for that subsidiary.

E.2.e.    Corporate Opportunity. No employee shall acquire, or derive personal gain or profit from, any business opportunity or investment which comes to his or her attention as a result of employment with the Company and in which he or she knows the Company might reasonably be expected to participate, without first disclosing all relevant facts to the Company and offering the opportunity to the Company. Participation in any such business opportunity or investment is subject to the approval of the Company pursuant to its policies and procedures relating to private investments and outside business activity.

F	Confidential and Proprietary lnformation

F.1	Policy

The Company protects confidential and proprietary information held by and/or entrusted to it, including information with respect to the identities and activities of its customers.

F.2.	Guidelines

F.2.a.    Confidential Information. Information relating to past, present or future activities of the Company or any of its customers which has not been publicly disclosed, or information designated by management as confidential, shall not be disclosed to persons outside of the Company.

F.2.b.   Nonpublic Information. No Company employee or agent shall improperly use or disclose material, nonpublic information that he or she obtains as a result of association with the Company. Improper use of material, nonpublic information includes but is not limited to, its use in connection with any securities transaction in which the employee or a member of his immediate family has a beneficial interest or the communication of nonpublic information to persons outside the Company who may use the information to purchase or sell securities.

F.2.c.    Personal Information. Information relating to another employee’s medical, financial, employment, legal or personal affairs is confidential and may not be disclosed to anyone, inside or outside of the Company, without the employee’s consent or unless required by law or regulation. Personal information relating to our clients is protected under the Company’s privacy policies and applicable law.

G	Privacy Policy

The Company is at the center of a family of related companies. These affiliated companies allow us to provide greater value to our customers, employees and shareholders. In the course of our business, employees or representatives of various  affiliates will have access to customer’s nonpublic personal information. Every employee must agree to hold all client information confidential and to comply with this privacy policy established by CADC.

The Company protects nonpublic information from access by third parties by maintaining physical, electronic and procedural safeguards. We limit access to client information to those employees who are trained in the proper handling of nonpublic client information and who need access to the information to perform their job functions.

H	Fair Employment Policy

CADC is committed to providing equal employment opportunities to all persons in accordance with the full range of laws that govern fair employment practices and nondiscrimination.

I	Harassment

I.1.	Policy

CADC is committed to providing a workplace free of sexual harassment as well as harassment based on factors such as race, color, age, gender, sexual orientation, national origin, ancestry, religion, marital status, medical condition, disability, pregnancy, or veteran status. The Company strongly disapproves of and will not tolerate such harassment of employees by managers, supervisors, or co-workers. The Company will also attempt to protect employees from such harassment by non-employees in the workplace.

I.2.	Procedures

Harassment includes any unwelcome verbal, physical or visual conduct that (1) creates an intimidating, offensive or hostile working environment; (2) unreasonably interferes with an individual’s work performance; or (3) otherwise adversely affects an individual’s employment opportunities. Harassing conduct includes, but is not limited to, the following: slurs, negative stereotyping, ethnic jokes, written or gracadcc material, displaying offensive objects, or threatening, intimidating or hostile acts that denigrate or show hostility or aversion towards an individual or group because of race, color, age, sex, sexual orientation, national origin, ancestry, religion, marital status, medical condition, disability, pregnancy, or veteran status.

Sexual harassment includes unwelcome sexual conduct which creates a hostile, offensive or intimidating work environment. Accordingly, no one, whether a supervisor or not, may engage in or use offensive flirtation, advances, propositions, verbal abuse, “kidding” or degrading words of a sexual nature to describe an individual or display sexually suggestive objects or pictures in the workplace.

If you have a complaint regarding any type of harassment, then it is your responsibility to report such conduct immediately to your supervisor. If you are uncomfortable addressing the issue with your supervisor, report the conduct to our General Counsel, as soon as possible. The complaint will be investigated promptly and in confidence to the extent possible. If an investigation confirms that harassment has occurred, appropriate corrective action will be taken. Such action may include discipline up to and including termination of the offending employee or employees. With regards to acts of harassment by customers or vendors, corrective action will be taken after consultation with the appropriate management personnel.

I.3.	California Employees

For our California employees, in addition to Sections A and B of our Harassment policy, the following California-specific provisions apply. Any California employee believing that he or she is a victim of harassment has the right to present his or her claim to the California Department of Fair Employment and Housing (“DFEH”). If the DFEH finds evidence that there has been a violation of the law, that agency may initiate administrative proceedings that can lead to a public hearing before the Fair Employment and Housing Commission. If the Commission finds that the law was violated, it can order appropriate remedies including back pay, front pay, compensatory damages, fines, an offer of the position denied, or other affirmative relief. Further information may be obtained from the DFEH or the Commission by contacting the local office of the DFEH at 611 West 6th Street, #1500, Los Angeles, CA, 90017 telephone number (213) 439-6799.

State law prohibits retaliation against individuals for opposing unlawful harassment, or for filing a complaint with the DFEH, or otherwise participating in an investigation, proceeding or hearing conducted by the DFEH or the Commission. The Company will not tolerate any such retaliation.

An employee has up to one year to file with the DFEH. Therefore, the Company requests that any employee with a complaint regarding harassment make every effort to present the complaint to management promptly for investigation and, if valid, corrective action by management, prior to invoking the assistance of the DFEH.

J	lnsider Trading

J.1.	Background

China Advanced Construction Materials, Inc. (“CADC”) and its employees must act in a matter that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so breaches our integrity value. Also, in some countries including the United States, insider trading violates laws that impose strict penalties upon both companies and individuals, including both financial sanctions and possibly prison.

Maintaining the confidence of shareholders and the public markets is important. The principle underlying CADC’s policy is fairness in dealings with other persons, which requires that CADC employees and affiliates not take personal advantage of undisclosed information to the detriment of others who do not have the information.

J.2.	Policy Statement on lnsider Trading

No CADC employee may trade in CADC securities unless the employee is sure that he or she does not possess material inside information. No CADC employee may disclose such information to others who might use it for trading or might pass it along to others who might trade.

Similarly, employees may not trade in securities of any other company unless they are sure that they do not possess any material inside information about that company which they obtained in the course of their employment with CADC, such as information about a major contract or merger being negotiated.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)          Trading by an insider while in possession of material, nonpublic information;

(b)        Trading by a non-insider while in possession of material, nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(c)         Communicating material, nonpublic information to others.

This Policy applies to all directors, officers and employees of CADC and of each domestic and foreign subsidiary, partnership, venture or other business association that is effectively controlled by CADC directly or indirectly.

The existence of a personal financial emergency does not excuse compliance with this Policy. See “Additional Guidance”.

J.3.	Definitions

J.3.a.	Who is an lnsider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A “temporary insider” can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, the Company may become a “temporary insider” of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed, nonpublic information confidential and the relationship must at least imply such a duty before the outsider would be considered an insider.

J.3.b.	What is Material Information?

The question of whether information is “material” is not always easily resolved. Generally speaking, information is deemed “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, would be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Individual pieces of information, each fairly viewed by themselves as immaterial, may in the aggregate be material information. This is the so called mosaic theory. Research often involves creating this mosaic and trading on this basis is not improper. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of a company’s activities.

Examples of material information include unexpected financial results, proposed major mergers and acquisitions, sale of major assets, changes in dividends, an extraordinary item for accounting purpose, and important business developments such as major raw material shortages or discoveries or major litigation. Because materiality determinations are often challenged with the benefit of hindsight, if an employee has any doubt whether certain information is “material,” such doubt should be resolved in favor of not trading or communicating such information. The information may be positive or negative. The public, the media, and the courts may use hindsight in judging what is material.

J.3.c.	What is Nonpublic Information?

lnformation is nonpublic until it has been communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation are considered public as is publication on a Company’s web site. In general, information may be presumed to have been made available to investors after twenty-four (24) hours from the formal release of such information if there are not other evidences that the information has been communicated to the marketplace.

J.4.	Restricting Access to Material, Nonpublic lnformation

lnformation in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Company, except as provided in the section above. In addition, care should be taken so that such information is secure. Files containing material, nonpublic information should be sealed or otherwise secured and access to computer files containing material, nonpublic information should be restricted.

J.5.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with the Company’s Corporate Counsel before trading or communicating the information to anyone.

J.6.	Additional Guidance

J.6.a	Short sales are prohibited.

Short sales of CADC securities (a sale of securities which are not then owned), including a “sale against the box” (a sale with delayed delivery) are prohibited.

J.6.b.	Standing Orders

Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a brief period of time. The problems with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction.

The broker could execute a transaction when you are in possession of material inside information.

J.6.c.	Penalties for non-compliance

The following penalties apply under United States Securities and Exchange Commission (SEC) Rule 10b5, which prohibits trading on material inside information: (1) imprisonment for up to 10 years, (2) criminal fines of up to $1 million, (3) civil penalties of up to 3 times the profits gained or losses avoided, (4) prejudgment interest, and (5) private party damages. In addition to damage to reputation, violation of company policy could result in termination.

J.6.d.	10b5-1 Plans

Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b5. To be eligible for this defense, an insider may enter into a “10b5-1 plan’ for trading in company stock. If the plan meets the requirements of Rule 10b5-1, company stock may be purchased or sold without regard to certain insider trading restrictions.

To comply with the Company’s insider trading policy, a 10b5-1 plan must be approved by the General Counsel or Corporate Secretary and meet the requirements of Rule 10b5-1. In general, a 10b5-1 plan must be entered into a time when there is no undisclosed material information. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party

J.6.e.	Blackout Policy

This Policy prohibits trading in CADC securities by officers, director and certain employees, beginning 10 days before the end of a quarter and ending 24 hours after earnings are released.

J.6.f.	Who is covered by this Policy?

●	Directors, Officers and Assistant Officers of Providential Holdings, Inc.
●	Business Unit Presidents.
●	All individuals reporting directly to the Chief Financial Officer.
●	Certain employees in the Controller’s group who were involved in the preparation of financial statements (to be determined by the Chief Financial Officer).
●	Investor Relations professional.
●	Corporate Communications professional.
●	Anyone in possession of material non-public information.
●	Family members living in the same household as anyone covered by this Policy.

J.6.g.	What transactions are prohibited during a blackout period?

●	Open market purchase or sale of CADC securities.
●	Purchase or sale of CADC securities through a broker (unless in accordance with prearranged written plans that comply with SEC Rule 10b5-1).
●	Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period.
●	Switching existing balances into or out of the CADC stock fund in the savings plan or other benefit plans.
●	New cash investments in the dividend reinvestment plan.

J.6.h.	What transactions are allowed during a blackout period?

●	Exercise of stock options where no CADC stock is sold in the market to fund the option exercise.
●	Regular and matching contributions to the CADC stock fund in a benefit plan.
●	Regular reinvestment in the dividend reinvestment plan.
●	Gifts of CADC stock, unless you have reason to believe the recipient intends to sell the shares during the current blackout period.
●	Transfers of CADC stock to or from a trust.
●	Transaction that comply with SEC Rule 106b5-1 pre-arranged written plans. For further information about pre-arranged plans, please contact the Corporate Secretary.

In addition to the standard end-of-quarter blackout periods, the Company may, from time to time, impose other blackout periods upon notice to those persons who are affected.

Employees not otherwise subject to the blackout periods are encouraged to refrain from trading CADC securities during blackout periods to avoid the appearance of improper trading.

J.7.	Pre-clearance stock transactions

CADC Directors, Officers, Assistant Officers and Business Unit Presidents are obligated to pre-clear transactions in CADC securities. These transactions include all transactions noted above as being prohibited during a black-out period, as well as gifts and any stock option exercise.

J.7.a.	Who authorizes the clearance?

●	General Counsel
●	Corporate Secretary
●	Other attorneys designated by the General Counsel or the Corporate Secretary.

In addition, other employees are encouraged to discuss any transaction involving CADC securities to make sure there is no pending material event that could create an appearance of improper trading.

J.8.	Section 16 Reports

Some officers and all CADC directors are obligated to file Section 16 reports when they engage in transactions in CADC securities. Although the Corporate Secretary’s office will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.

J.8.a.	Who is obligated to file Section 16 reports?

●	CADC Directors.
●	CADC Officers designated as “executive officers” for SEC reporting purposes by the Board of Directors.

Company Policy requires all officers and directors who are required to file Section 16 reports to pre-clear trades in CADC securities with designated counsel. Pre-clearance advice generally is good for two days, unless you come into contact with material inside information during that time.

J.9	Form 144 Reports

CADC directors and certain CADC officers designated by the Board of Directors are required to file Form 144 before making an open market sale of CADC securities. Form 144 notifies the Securities and Exchange Commission of your intent to sell CADC securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the Corporate Secretary’s Office.

K	Anti-Money Laundering Policy

As part of our ongoing commitment to prevent money laundering and ensure that the Company is not being used to facilitate criminal activity, including terrorism-related activity, the Company has adopted an Anti-Money Laundering Policy. This policy applies to all employees and consultants working at the Company. Please thoroughly read the Policy, which serves both as the Company’s mission statement and as a guide for the prevention of money laundering. It is intended to protect both you and the Company. The Policy may be found in the compliance manual of each of the Company’s subsidiaries and on the Intranet.

The Company is committed to adhering to all laws and regulations designed to combat money-laundering activity and has devised controls and procedures to meet this end. Any employee, who knowingly fosters illegal conduct, ignores suspicious activity or fails to comply with anti-money laundering laws or regulation including this policy will be subject to disciplinary action, up to and including termination of employment by the Company, as well as possible criminal and civil penalties.

L	Implementation of Policies and Procedures

L.1.	Policy

The Code shall be interpreted and enforced, and may be amended from time to time, by or at the direction of the Company’s Board of Directors. Procedures relating to accounting and auditing matters, and the submission of complaints related thereto, have been adopted by the Audit Committee of the Board and may be amended from time to time by the Audit Committee. Any employee who has a question as to the interpretation of the Code or its applicability to a specific activity, transaction or situation should submit the question to the Company’s General Counsel or the Chief Compliance Officer.

L.2.	Violations

Violations of any of the Code may subject an employee to disciplinary action and may be considered grounds for dismissal. Failure to comply with certain of these policies may violate applicable laws and subject the employee to criminal or civil liability or both.

L.3.	Annual Review and Acknowledgment

Upon commencing association with the Company, and annually thereafter, all employees will be required to review this Code of Business Conduct and Ethics and complete and sign an acknowledgment provided by the Company.